Exhibit 10.16

Letter, dated April 1, 2007, amending the Employment Agreement between Yuasa, Inc. and Richard W. Zuidema

EnerSys

JOHN D. CRAIG

Chairman, President & CEO

April 1, 2007

Mr. Richard W. Zuidema

c/o	EnerSys
2366 Bernville Road
Reading, PA 19605

Dear Richard:

With reference to your employment agreement (the “Employment Agreement”) with EnerSys Delaware Inc., f/k/a Yuasa, Inc., (the “Company”), dated November 9, 2000, pursuant to which you are currently employed as Executive Vice President Administration of the Company, the Compensation Committee of the Board of Directors of the Company has approved that your salary as set forth in Section 3 of the Employment Agreement is increased to $378,000.00, effective as of April 1, 2007.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

By:
John D. Craig
Chairman, President & Chief Executive Officer

JDC:jls